Exhibit 10.88

AOL LLC

770 BROADWAY

NEW YORK, NEW YORK 10036

May 26, 2009

Mr. Ron Grant

770 Broadway

New York, New York 10036

Dear Ron:

Reference is made to your Employment Agreement dated December 21, 2006 and effective as of November 27, 2006 with AOL LLC (the “Company”), as amended by a letter agreement dated February 18, 2009 (as so amended, the “Employment Agreement”). Capitalized terms used herein but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 4.2 of your Employment Agreement are to become applicable, subject to the modifications set forth in this Letter Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Letter Agreement sets fort the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1.        Pursuant to Section 4.2 of the Employment Agreement, your active employment with the Company shall terminate effective as of March 13, 2009 (the “Separation from Service Date”) and you shall continue to receive your current Base Salary, and a pro-rata portion of your Average Annual Bonus (which you and the Company agree is $1,662,500) and all other benefits as described in the Employment Agreement through the Separation from Service Date. From the Separation from Service Date through June 1, 2009 (the “Transition Period Date”), you shall provide transition services as described in paragraph 2, and you shall continue to receive your current Base Salary and a pro-rata portion of your Average Annual Bonus and all other benefits as described in Section 7.2 of the Employment Agreement. As of the Separation from Service Date, you shall no longer serve in any officer or director positions with the Company, Time Warner and any affiliates and subsidiaries of the Company or Time Warner and, to the extent action has not been taken to elect a successor to an officer or director position as of such date, you shall be deemed to have resigned from the position.

2.        Though the Transition Period Date you agree to cooperate with the Company in providing for an orderly transition, which cooperation shall include giving such assistance as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Chairman and Chief Executive Officer of the Company and/or the Chairman and Chief Executive Officer of Time Warner Inc. from time to time and agreed to by you. The Company agrees to pay you $200,000, less applicable withholdings and deductions for your transition services (“Transition Payment”). The Transition Payment will be paid to you on or before June 1, 2009. The Company shall reimburse you for all reasonable expenses in fulfilling your obligations under this Paragraph 2.

3.        In accordance with Section 4.2 of the Employment Agreement, your termination of employment shall be deemed for all purposes of the Employment Agreement to be a termination without cause under Section 4.2 of the Employment Agreement and you shall be entitled to receive payments of Base Salary and annual bonus from the Transition Period Date through December 31, 2010 (the “Severance Term Date”) as described in Sections 4.2.1 and 4.2.2 of the Employment Agreement at the times provided in Section 4.6 of the Employment Agreement; provided, however, that the Employment Agreement is hereby amended to provide for the following term with respect to the timing of your termination payments thereunder:

a.        Subject to Section 12 of this Letter Agreement, (i) your future annual bonus payments that you are entitled to receive under the Employment Agreement (both before and after the Separation from Service Date) shall be paid to you between January 1 and March 15 of the calendar year immediately following the performance year with respect to such bonus and (ii) following the Separation from Service Date, your continued Base Salary payments pursuant to Sections 4.2.1 and 4.2.2 of the Employment Agreement shall be paid to you on the Company’s normal payroll payment dates as in effect immediately prior to the Separation from Service Date.

b.        The second sentence of Section 4.2.2 of the Employment Agreement is hereby amended to provide that if you accept full-time employment with any other Entity (other than a not-for-profit Entity as described in the last sentence of Section 4.2.2 of the Employment Agreement) during the period following the Separation from Service Date and ending on the Severance Term Date or if you notify the Company in writing of your intention to terminate your status of being treated as an employee during that period, then you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 7.2 of the Employment Agreement effective upon the commencement of such employment or the effective date of such termination as specified by you in such notice, whichever is applicable (the “Equity Cessation Date”); provided, however, that the timing of your termination payments under the Employment Agreement shall not be accelerated or otherwise changed following such cessation of employee status treatment (i.e., you shall continue to receive the remaining payments you would have received pursuant to the Employment Agreement as if you remained on the Company’s payroll at the times specified in Section 4.6 of the Employment Agreement).

3A. The Company shall reimburse you for up to $50,000 in career counseling and outplacement services. Career counseling and outplacement services must be used and reimbursement claims submitted by March 15, 2010. You will be reimbursed within 30 days following your submission of the relevant claims.

4.        Section 7.2 of the Employment Agreement is hereby amended to provide that, after the Separation from Service Date and prior to the Severance Term Date, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans and to receive the health and welfare benefits required to be provided to you under the Employment Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Separation from Service Date, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Severance Termination Date, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the term and provisions of such plans. At the Severance Termination Date or, if earlier, the Equity Cessation Date, your rights to benefits and payment under any stock option, restricted stock unit, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, (i) all stock options to purchase shares of Time Warner Common Stock granted to you shall continue to vest though the earlier of the Severance Term Date and the Equity Cessation Date, (ii) at the earlier of the Severance Term Date and the Equity Cessation Date, (x) all stock options to purchase shares of Time Warner Common Stock granted to you after November 27, 2006 and prior to February 18, 2009 (the “Term Options”) that would have vested on or before the Severance Term Date shall vest and become exercisable, and any vested Term Options shall remain exercisable (but not beyond the term of such options) for a period of three years following the earlier of the Severance Term Date or the Equity Cessation Date, and (y) all stock options to purchase shares of Time Warner Common Stock granted to you on or after February 18, 2009 shall vest and become immediately exercisable and shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the terms of such options), and (iii) the Company and Time Warner shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and Time Warner. With respect to restricted stock units (“RSUs”) held at the time of the Separation from Service Date, subject to potential further delay in payment pursuant to Section 12, (i) the RSUs granted to you on February 20, 2009 will fully vest on the Separation from Service Date, and will be paid to you immediately following the Separation from Service Date, and (ii) for all other RSU grants, the pro-rated vesting of the RSUs will be determined at the earlier of the Severance Term Date or the Benefit Cessation Date in accordance with the terms of the applicable award agreement(s), but the shares or Time Warner Common Stock underlying any vested RSUs will not be paid to you until promptly following the next regular vesting date(s) for such award(s) of RSUs. With regard to the target Performance Share Units (“PSUs”) you hold at the Separation from Service Date, following the end of the applicable three-year performance periods, the performance achieved by Time Warner will be determined and the number of shares of Time Warner Common Stock to be delivered to you will be determined in accordance with the terms of the applicable award agreement, with amounts prorated if the earlier of the Severance Term Date and the Equity Cessation Date occurs prior to the end of the performance period for an award of PSUs.

5.        In accordance with Section 4.4 of the Employment Agreement, the obligations of the Company to make or continue any of the payments to you or to take any actions with respect to Paragraphs 1 through 4 above are subject to your execution of the Release attached hereto. If you fail to execute and deliver the Release, or if you revoke the Release as provided therein, then in lieu of the payments and benefits provided herein, you shall receive a severance payment determined in accordance with the Company’s polices relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Letter Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such Release.

5A.      Section 4.5 of the Employment Agreement is hereby deleted and replace with the following:

In the event of a termination without cause under this Agreement, you shall not be required to take actions, including but not limited to finding other employment or being required to pay over compensation received or payable to you in connection with other employment, in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatever mitigation is necessary to preserve the Company’s tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.5 shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination without cause, at the time provided herein, or the timely and full performance of any of the Company’s other obligations under this Agreement.

5B.      The last sentence of Section 8.2 of the Employment Agreement is hereby deleted and replaced with the following sentence:

            For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, and (y) during the period following a termination of your term of employment pursuant to Section 4, any of the following: MySpace, Interactive Corp., Earthlink, Inc., Facebook, Google Inc., Microsoft Corporation,. and Yahoo! Inc., and their respective subsidiaries and any successor to the aforesaid internet service provider; provided however, you may provide services to the parent (as long as the services are unrelated to the internet service provider) or, any other division or subsidiary of the successor.

6.        In accordance with Section 11.14 of the Employment Agreement, you shall continue to be subject to any obligations under the Employment Agreement that survive your termination under Section 4.2 thereof, including but not limited to Sections 3.4, 4.4, 4.5, 4.6, and 7 through 11 thereof.

7.        You agree and acknowledge that you have no further right to receive any compensation, payments or benefits from the Company, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

7A.      You and the Company agree that the Company is responsible for the payments and benefits set fort in the Employment Agreement, as amended by this Letter Agreement, except as specifically designated otherwise. You and the Company acknowledge and agree that the Company’s obligations with respect to such payments and benefits will continue in the event of an AOL Transaction, subject to its right and obligation to assign its rights and obligations under the Employment Agreement, as amended by this Letter Agreement, pursuant to Section 11.5. In addition, in the event of an AOL Transaction that includes the sale, merger or spin off of substantially all for the Company by Time Warner Inc in two or more parts, if the Company (or its successor(s), as applicable) fails to make any required payment to you, Time Warner will make such required payment(s) and will have a claim for reimbursement from the Company (or its successor(s), as applicable), and you acknowledge that in such instance, Time Warner will have and be able to assert any defenses to payment that the Company may have other than defenses to the payment that are based on or related to the discharge of the Company’s payment obligation as a result of or through a proceeding by the Company under 11 U.S.C. et seq., as amended, or any state insolvency laws, including but not limited to, any assignment by the Company for the benefit of creditors.

8.        Except as provided in Section 11.7 of the Employment Agreement, any claims, controversies or disputes arising out of or related to this Letter Agreement or the Release, the interpretation, validity or enforceability of this Letter Agreement or the Release, or the alleged breach of this Letter Agreement or the Release shall be submitted to resolution in arbitration in accordance with the procedures set forth in Section 11.8 of the Employment Agreement.

9.        This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. Except as expressly amended by this Letter Agreement, the Employment Agreement remains in full force and effect.

10.        This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

11.        This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

12.        This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Employment Agreement to the contrary, (i) if at the Effective Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or under the Employment Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder or under the Employment Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement or under the Employment Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or under the Employment Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

If the foregoing accurately reflects our agreement, please so indicate by signing and dating where indicated below.

Very truly yours,

AOL LLC

By:	/s/ Mark A. Wainger
	Name:	Mark A. Wainger
	Title:	Vice President

Agreed and Accepted:

/s/ Ron Grant
Ron Grant

Date: 6/5/09

cc:	Ron Grant (residence address)
Lanny Oppenheim, Esq.

RELEASE

This Release is made by and among Ron Grant (“You” or “Your”) and AOL LLC (the “Company”), 770 Broadway, New York, New York 10036, as of the date set forth below in connection with the Employment Agreement effective as of November 27, 2006, as amended by a letter agreement dated February 18, 2009, and the letter agreement (the “Letter Agreement” between you and the Company dated as of April [    ], 2009 (as so amended, the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, as further reflected in the Letter Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to any severance plan of the Company), benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by Time Warner that are scheduled to vest subsequent to Your termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement and this Release, including any rights you may have to indemnification by the Company.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You am not waiving or releasing: (i) any claims arising after the Effective Date of this Agreement; (iii) any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given 21 days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke my consent to the Release for seven days following my signing of the Release. You further understand that You will not receive any payments or benefits under this Agreement if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. You shall not receive any payments or benefits pursuant to this Agreement until the Release becomes effective. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

/s/ Ron Grant
Ron Grant

Dated: 6/5/09